Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com August 11, 2025 PPL Electric Utilities Corporation 827 Hausman Road Allentown, PA 18104-9392 Ladies and Gentlemen: We have acted as counsel to PPL Electric Utilities Corporation (the “Company”) in connection with the issuance and sale by the Company of $500,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 5.55% Series due 2055 (the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-277140-03, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and related prospectus, dated February 16, 2024, as supplemented by the prospectus supplement dated August 6, 2025 relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”). The Bonds are being issued under an Indenture, dated as of August 1, 2001, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further amended and supplemented by Supplemental Indenture No. 26 thereto (the “Supplemental Indenture”), dated as of January 1, 2024, providing for the Bonds (such Indenture, as so amended and supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated August 6, 2025 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., Mizuho Securities USA LLC, PNC Capital Markets LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein. We have reviewed and are familiar with the Registration Statement, the Prospectus, the Indenture (including the Supplemental Indenture and the Officer's Certificate pursuant to Section 301 of the Indenture establishing certain terms of the Bonds, and the form of Bond) and the Underwriting Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity, completeness and accuracy of all documents submitted to us as originals, and the completeness, accuracy and conformity to authentic originals of all documents submitted to us as copies (whether or not certified). We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee. We understand that the Registration Statement has become effective under the Act and we assume that such effectiveness has not been terminated or rescinded. On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been Exhibit 5(b)

August 11, 2025 Page 2 delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and legally binding obligations of the Company. The enforceability of obligations of the Company under the Bonds and the Indenture is subject to the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of mortgagees’ and other creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order parties to perform covenants. We express no opinion (a) as to the enforceability of provisions in the Bonds or the Indenture regarding waiver, delay, extension or omission of notice or enforcement of rights or remedies, waivers of defenses or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitations or other benefits provided by operation of law or (b) as to the validity, binding effect or enforceability of any provisions in the Bonds or the Indenture that require or relate to the payment of interest, fees or charges at a rate or in an amount that is in excess of legal limits or that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, the enforceability of any exculpation, indemnification or contribution provisions contained in the Indenture may be limited by applicable law or public policy. We express no opinion herein as to titles to property or franchises or the creation, validity, enforceability or priority of the lien purported to be created by the Indenture or the security provided thereby, or any recordation, filing or perfection of such lien, the Indenture or any related financing statements, or as to the absence of any other security interests or other liens and encumbrances. Our opinion set forth in this letter is limited to the law of the State of New York, as in effect on the date hereof. We express no opinion whatsoever respecting any provision of the Indenture purporting to select or create New York governing law (other than New York law in reliance on New York General Obligations Law (the “NYGOL”) Section 5-1401 to the extent applicable), any jurisdiction (other than New York state court jurisdiction in reliance on NYGOL Section 5-1402 to the extent applicable) or any venue. Insofar as our opinion set forth in this letter relates to or is dependent upon matters governed by the law of the Commonwealth of Pennsylvania, we have relied exclusively upon the opinions expressed or otherwise encompassed in the letter of even date herewith addressed to you by W. Eric Marr, Esq., Assistant General Counsel of PPL Services Corporation, subject to the assumptions, limitations and qualifications set forth therein. In rendering his opinion to you, Mr. Marr may rely as to matters of New York law addressed herein upon this letter as if it were addressed directly to him.

August 11, 2025 Page 3 We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Company's Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the references to our firm under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Very truly yours, /s/ Troutman Pepper Locke LLP